As filed with the Securities and Exchange Commission on October 20, 2005
Registration No. 333-114075

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5

to
FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

CATERPILLAR FINANCIAL SERVICES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	37-1105865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2120 West End Avenue
Nashville, Tennessee 37203-0001
(615) 341-1000
(Address, Including Zip Code, And Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael G. Sposato, Esq.

CATERPILLAR FINANCIAL SERVICES CORPORATION
2120 West End Avenue
Nashville, Tennessee 37203-0001
(615) 341-1000
(Name, Address Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David S. Katz, Esq.

ORRICK, HERRINGTON & SUTCLIFFE LLP
Washington Harbour
3050 K Street, N.W., Suite 200
Washington, D.C. 20007
(202) 339-8400

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

         If the only securities registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Aggregate Price Per Unit	Aggregate Offering Price(1)	Registration Fee(2)(3)

Variable Denomination Floating Rate Demand Notes	$2,000,000,000	100%	$2,000,000,000	$50,680

(1)	For purposes of determining the aggregate amount of registered but unissued Notes under this Registration Statement, each investment is an issuance of Notes, reducing the capacity of registered but unissued Notes by a corresponding amount.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Previously paid. The registration fee is based on the net aggregate principal amount of the Notes outstanding from this offering not exceeding $1,000,000,000 at any one time. Registration fees for up to $600,000,000 net aggregate principal amount of Notes were paid previously in connection with Registration Statement Nos. 33-39299, 333-75823, and 333-108593.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus which is a part of this Registration Statement is a combined Prospectus relating also to Registration Statement No. 333-108593.

Prospectus

CATERPILLAR FINANCIAL SERVICES CORPORATION

$2,000,000,000

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

An investment in the Notes involves risks. Prospective investors should carefully review the following risk factors, as well as the other information contained or incorporated by reference in this prospectus. You should consult your own financial and legal advisers as to the risks involved in an investment in the Notes and whether an investment is suitable for you.

All of the money you invest will be used to purchase Notes for you. All investments in the Notes are investments in unsecured debt obligations of Caterpillar Financial. Only our assets are available to pay the principal and interest on the Notes. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are unsecured and are not obligations of or guaranteed by Caterpillar Inc., the Northern Trust Company, which acts as the agent bank for the Notes, or any other company. It is possible for you to lose some or all of your investment, including accrued interest, if Caterpillar Financial is unable to pay its debts, becomes bankrupt or seeks creditor protection.

The Notes are not a money market fund, which is typically a diversified fund consisting of short term debt securities of many issuers. The Notes are not subject to the requirements of the Investment Company Act of 1940 (including those regarding diversification and quality of investments for money market funds) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance. The Notes are not transferable, assignable or negotiable, they are not listed on any securities exchange, and there is no secondary market for the Notes. As a result, there is no public market valuation for the Notes.

The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our, or Caterpillar Inc.’s, creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.	The Cat Financial PowerInvestment Notes (the “Notes”) are designed to provide you with a convenient means of investing your money directly with Caterpillar Financial.

The Notes—

☐  are in book-entry form and have no stated maturity

☐  are not rated by any rating agency and Caterpillar Financial does not anticipate receiving a rating

☐  are issuable in any amount

☐  may be redeemed upon your demand

☐  have a principal amount equal to the total amount of your investments, plus reinvested interest, after deducting redemptions and fees

☐  earn a floating rate of interest to be determined solely by the Cat Financial PowerInvestment Committee or its designee. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed with the SEC and posted on Caterpillar Financial’s website

☐  earn interest which will accrue and be compounded daily and be automatically reinvested in Notes on the fifteenth day of each month

☐  are subject to redemption and repurchase by Caterpillar Financial at any time

☐  will rank equally and ratably with all other unsecured and non-subordinated indebtedness of Caterpillar Financial, of which $20.1 billion was outstanding at June 30, 2005

☐ are offered on a continuous basis. Notes registered on October , 2005, (Registration No. 333-114075) and all Registration Statements filed previously represent the maximum aggregate principal amount of Notes, equal to $2,000,000,000, which are expected to be offered for sale. The outstanding principal amount of the Notes will increase and decrease from time to time. The maximum net aggregate principal amount of Notes that may be outstanding at any one time is $1,000,000,000.

Please read this prospectus carefully and retain for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 20, 2005

You should rely only on the information in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover, regardless of the time of delivery of this prospectus or any sale of the Notes.

Summary

Issuer	Caterpillar Financial Services Corporation.

Principal Executive Office of Caterpillar Financial Services Corporation	2120 West End Avenue Nashville, Tennessee, 37203-0001.

Title of Securities	Variable Denomination Floating Rate Demand Notes.

Amount	Up to $2,000,000,000 aggregate offering price.

Investment Options	Check, see page 9.

Wire Transfer of $1000 or more, see page 9.

Payroll or Pension Deduction, see page 10.

Automatic Checking Account Withdrawal, see page 11.

Automatic Social Security Deposit, see page 11.

Redemption Options	Check Writing, see page 13. Written Redemption, see page 13. Telephone Redemption, see page 14. Automatic Redemption, see page 15.

Status	The Variable Denomination Floating Rate Demand Notes are unsecured debt obligations of Caterpillar Financial Services Corporation and rank equally with all of our other unsecured and non-subordinated debt. Only our assets are available to pay principal and interest on the Notes. The Notes are not obligations of or guaranteed by Caterpillar Inc., The Northern Trust Company, which acts as the agent bank for the Notes, or any other company. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund. We have a support agreement with Caterpillar Inc. that provides, among other things, that Caterpillar Inc. will ensure that we will maintain a tangible net worth of at least $20 million. See page 19.

Maturity	The Variable Denomination Floating Rate Demand Notes mature on demand.

Interest	The Variable Denomination Floating Rate Demand Notes pay a floating rate of interest to be determined solely by the Cat Financial PowerInvestment Committee, or its designee, as provided for in The Cat Financial PowerInvestment Plan. Rates may vary based upon an investor’s principal amount of Notes or other factors. See page 7.

Principal	The principal amount of each Variable Denomination Floating Rate Demand Note will equal all investments and reinvested interest less redemptions and fees, if any.

Fees	Fees, if any, will be assessed for checks returned due to insufficient funds, stop payment requests, wire redemptions, checks written for less than $250 and other special services, see page 15.

Form of Notes	The Variable Denomination Floating Rate Demand Notes will be issued in uncertificated form, see page 17.

Redemption at option of Caterpillar Financial Services Corporation	The Variable Denomination Floating Rate Demand Notes may be redeemed by Caterpillar Financial Services Corporation, see page 18.

Agent Bank	The Northern Trust Company.

Tax Status	Interest credited to each of the Variable Denomination Floating Rate Demand Notes is reportable as taxable income for Federal tax purposes. Backup withholding may apply to certain persons, see page 17.

Trustee	U.S. Bank National Association.

Rating	Cat Financial has not requested, and does not anticipate receiving, a rating for the Variable Denomination Floating Rate Demand Notes from any rating agency.

THE COMPANY

          Caterpillar Financial Services Corporation is a wholly-owned finance subsidiary of Caterpillar Inc. Our primary business is to provide retail financing alternatives to customers and dealers around the world for Caterpillar Inc. products and non-competitive related equipment, provide wholesale financing to Caterpillar Inc. dealers and purchase short-term dealer receivables from Caterpillar Inc. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar Inc. sales and generate financing income.

          We are a Delaware corporation that was incorporated in 1981. Our principal office is located at 2120 West End Avenue, Nashville, Tennessee, 37203-0001 and our telephone number is (615) 341-1000.

          Unless the context otherwise indicates, the terms “Caterpillar Financial,” “Cat Financial,” “Caterpillar Financial Services,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly-owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

CATERPILLAR

          Caterpillar and its subsidiaries operate in three principal business segments:

•	Machinery — design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery,

•	Engines — design, manufacture, and marketing of engines, and

•	Financial Products — providing through Caterpillar Financial Services Corporation financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers, suppliers and end-users.

USE OF PROCEEDS

          We will use the net proceeds from the sale of the Notes to finance future sales and leasing transactions, for loans to customers and dealers and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

FORWARD-LOOKING STATEMENTS

          Some statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking and involve uncertainties that could significantly impact results. The words “believes,” “expects,” “estimates,” “anticipates,” “will be” and similar words or expressions identify forward-looking statements made on behalf of Caterpillar Financial. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar Financial and the markets it serves, including the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. Please see our filings with the Securities and Exchange Commission for additional discussion of these uncertainties and factors. We disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

RATIO OF PROFIT TO FIXED CHARGES

          Our ratio of profit to fixed charges for the periods presented is as follows:

Three Months Ended
June 30	Year Ended December 31

2005	2004	2003	2002	2001	2000

1.72	1.76	1.76	1.54	1.47	1.32

          For purposes of calculating these ratios, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

CAT FINANCIAL POWERINVESTMENT NOTES

          Key risk factors to consider before investing include:

•	An investment in the Notes does not create a bank account or depositor relationship between you and Caterpillar Financial Services or The Northern Trust Company, as the agent bank.

•	The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance.

•	All of the money you invest will be invested in our securities. The Notes are not a money market fund, which is typically a diversified fund consisting of short term debt of many issuers The Notes are not subject to regulation under the Investment Company Act of 1940, as amended. Consequently, you will not have the benefit of federal laws and regulations designed to help maintain liquidity and a stable share price and set standards for credit quality, diversification and for maturity of individual securities and the overall portfolio.

•	The Notes are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

•	The Notes are not a brokerage account with Caterpillar Securities Inc. or any other broker/ dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

•	Cat Financial has not requested, and does not anticipate receiving, a rating for the Notes from any rating agency.

•	The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The interest rate also does not necessarily bear any relation to the risks associated with or changes in our, or Caterpillar Inc.’s, creditworthiness, credit rating or financial condition and may not compensate you for any increase in credit risk of investment in Notes.

•	Although you may redeem your investment in the Notes at any time in whole or in part, in the manner explained in this Prospectus, you are not able to transfer your investment in the Notes to someone else. As a result, the Notes are not listed on any securities exchange, no secondary market for the Notes currently exists nor will one develop in the future. Consequently, there is no public market valuation of the Notes to assist you in evaluating the Notes or the yield earned.

•	The Notes are investments in unsecured debt obligations of Caterpillar Financial. Only our assets are available to pay the principal and interest on the Notes.

•	The Notes are not guaranteed, endorsed or insured by Caterpillar Inc., our corporate parent, or any financial institution or government entity. Caterpillar Financial Services does not maintain reserves for its obligations under the Notes. There is a risk that Caterpillar Financial Services will be unable to meet interest payments or repay principal on the Notes. You may lose all or part of your investment, including accrued interest, if Caterpillar Financial is unable to pay its debts, enters bankruptcy or seeks protection from its creditors.

•	You will not be able to exchange your Notes for any other securities of Caterpillar Financial Services.

General

          The following statements about investing in the Notes are summaries of the Cat Financial PowerInvestment Plan, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by writing or calling us at 2120 West End Avenue, Nashville, Tennessee 37203-0001, Attention: Treasurer, (615) 341-1000.

          All of the money you invest will be used to purchase Notes for you. Your investments in the Notes and interest thereon will be recorded on a register maintained by the Northern Trust Company, the agent bank. The principal amount of each Note will be equal to all investments in the Notes made by you, and reinvested interest, less redemptions and fees, if any. Accrued interest is available to you when it is reinvested on the 15th day of each month. Investors receive a monthly statement showing a summary of all transactions, including investments, redemptions, interest earned and any fees or charges and may also call a toll-free telephone number at which they may obtain current information about their investment in the Notes. Redemption proceeds may be paid by either check or wire transfer.

Eligible Investors and Investment Options

•	You must be a citizen of the United States, or, except as provided in applicable United States Treasury regulations, a partnership, or corporation incorporated or established in or under the laws of the United States or a Trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code, as amended.

•	You must provide a valid social security number or U.S. federal tax identification number.

•	Individuals, corporations, partnerships, firms or associations may invest in the Notes.

•	You may invest individually or jointly with another person.

•	You may invest by naming yourself as custodian for your minor children under the Uniform Gifts to Minors Act of the state in which you reside or under any other applicable law.

•	You may invest in the name of a trust established for your benefit or for the benefit of an immediate family member if you are a joint owner of the Notes with the trust for an immediate family member or are the trustee or co-trustee for such trust. In the case of any trust investment, the income of the trust must be subject to U.S. federal income taxation regardless of its source.

Interest Rate

          The Notes will bear interest at a floating rate per annum to be determined by the Cat Financial PowerInvestment Committee, or its designee, on a weekly basis to be effective on the following Monday. Rates may vary by an investor’s principal amount of Notes or other factors as determined by the Cat Financial PowerInvestment Committee, or its designee, as provided for in the Cat Financial PowerInvestment Plan.

          The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield or other investments which pay a fixed yield for a stated period of time. The interest rate does not necessarily bear any relation to the risks associated with or changes in our or Caterpillar Inc.’s creditworthiness, credit rating or financial condition. Interest on the Notes will accrue daily and will be compounded daily, based on a 365-day year. Accrued interest will be automatically reinvested in the Notes on the fifteenth day of each month and thereafter will begin to earn interest.

          For information on the current interest rate being paid on the Notes, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or access our website at www.catfinancialpowerinvestment.com.

How to Invest

          You may invest in the Notes at any time, without charge, by:

•	completing the application accompanying this prospectus and forwarding the application with the return envelope,

•	by writing to Cat Financial PowerInvestment, P.O. Box 75956, Chicago, Illinois 60675-5956,

•	by calling 1-800-233-2164 for an investment package, or

•	by accessing our prospectus and application through the Internet at www.catfinancialpowerinvestment.com.

          To invest in the Notes, you must select at least one of the primary investment options and follow the procedures described below. You may make additional investments by any of the investment options described below. All investments must be made in U.S. dollars.

          The minimum initial investment is $250.00 for all investors other than those who invest through a Caterpillar-Peoria payroll or pension system deduction. You must maintain a minimum $250.00 investment in the Notes at all times. If you first invest through a Caterpillar-Peoria payroll or pension system deduction, then the initial investment is $50.00 each month until the minimum required investment of $250.00 is attained. Once you attain the required investment of $250.00, you must maintain an investment of $250.00 at all times or we may redeem your Notes.

          As provided in the Cat Financial PowerInvestment Plan, the Company has the right at any time to redeem immediately any Notes of an investor who the Company believes, in our sole judgment and discretion, is abusing or misusing the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Plan. In such circumstances, the Company will notify the investor of its intention to redeem in full the Notes on the third Business Day following the date of the Company’s notice. A final redemption check (less a service fee) will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest.

          Your funds will be available for redemption on the date we credit the funds to your investment in the Notes, except for (a) investments by check, which will be available for redemption after 7 business days from the date the check is credited to your investment, or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee, (b) investments made through an automatic checking account withdrawal, which will be available for redemption 5 business days from the date the investment is posted, or (c) such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee. For further information on making investments, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

          To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT ACT, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for you to invest in the Notes, we will need the name, residential or street address (no P.O. boxes), date of birth and Social Security Number or other Tax ID of ALL PERSONS listed on the investment.

Primary Investment Options:

DATE INVESTMENT
INVESTMENT OPTION	PROCEDURES	CREDITED

PERSONAL AND CORPORATE CHECKS
Anyone who invests in the Notes may use this investment option.	Your completed application should be accompanied by a check in an amount of $250.00 or more. Additional investments in an amount of $50 or more must be accompanied by the deposit stub provided with the monthly statement or provided with investment confirmation notices.	Investments by check will be credited and interest will begin to accrue on the first business day after the agent bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.

Your initial investment may be in any amount of $250 or more. Additional investments may be in any amount of $50 or more.	All checks should be made payable to Cat Financial PowerInvestment in U.S. dollars and drawn on a U.S. bank. Only personal or corporate checks will be accepted. Starter checks, credit card checks, cashier checks, travelers checks, money orders and third-party checks will not be accepted.	Investments made by check may be redeemed after seven business days from the date the check is credited to your investment or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee, or its designee, as permitted under the Cat Financial PowerInvestment Plan.

WIRE TRANSFER
Anyone who invests in the Notes may use this investment option, however, your initial investment may not be made by wire transfer.

Additional investments may be made by wire transfer in any amount of $1,000 or more.

This investment option permits you to make investments in Notes by wire transfer.	Once you have invested in the Notes and received your PowerInvestment number, you may invest by wire transfer by calling the agent bank toll free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday to advise them of the wire investment, at which time the agent bank will provide you wire transfer instructions.	Investments made by Federal Funds wired to the agent bank will be credited as of, and interest will begin to accrue, no later than the next business day following receipt of funds by the agent bank, except that if wired funds are received by 2:00 p.m. Eastern time the funds will be credited to the investment and begin accruing interest the same day. If you wire funds other than Federal Funds to the agent bank, there may be a delay in crediting the wire investment to your investment in Notes. Neither the agent bank nor we will be responsible for delays in the funds wiring system.

DATE INVESTMENT
INVESTMENT OPTION	PROCEDURES	CREDITED

PAYROLL OR PENSION DEDUCTION
Unless the Cat Financial PowerInvestment Committee determines otherwise, you may use this investment option if you belong to one of the following categories:

•  employees of Caterpillar and its U.S. subsidiaries, to the extent they are currently paid through a Caterpillar-Peoria payroll system, (including full-time and part-time employees, employees on leave of absence and management payroll employees on medical disability) and

•  retirees receiving retirement benefits from Caterpillar or any of its U.S. subsidiaries, to the extent they are currently paid through a Caterpillar-Peoria pension system

If you invest through payroll or pension deduction, you may invest only through one PowerInvestment number.

The minimum initial and monthly investment only for payroll or pension deduction is $50 each month until the minimum required investment of $250 is attained. Thereafter, the $250 minimum investment must be maintained and additional investments may be in any amount of $50 or more. For all other investors, the minimum initial investment is $250.

Investments by payroll and pension deduction will begin as soon as practicable after you submit your completed application.
•  Your completed application should specify “Payroll Deduction” or “Pension Deduction.”

•  You should complete the applicable portion of the investment application.

•  You may change or terminate investments by payroll or pension deduction by providing written instructions (signed by the payroll or pension recipient) to:

Cat Financial PowerInvestment,
P.O. Box 75956,
Chicago, Illinois 60675-5956

	• We will change or terminate your investments by payroll or pension deduction and the change or termination will be effective as soon as practicable after we receive your instructions.	Investments by payroll or pension deduction will be created as of and interest will begin to accrue on the payday on which the payroll or pension deductions begin.

Other Investment Options:

          Anyone who invests in the Notes may use the following investment options. These investment options may not be used to make the initial investment in the Notes.

INVESTMENT OPTION	PROCEDURES	DATE INVESTMENT CREDITED

AUTOMATIC CHECKING ACCOUNT WITHDRAWAL
This investment option permits you to make automatic monthly investments in the Notes. Under this alternative, the agent bank will draw funds from your bank account by an electronic funds transfer for the prescribed amount and will invest the proceeds in the Notes.

Investments may be made in any amount of $50 or more.	Call the agent bank toll free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday for a copy of the investment application. Complete the application (including the Automatic Investment authorization form) and return it to the agent bank together with a voided check as described in the application. You may change or terminate investments by automatic charge at any time by providing notice in writing to the agent bank or by calling the agent bank toll free at the above listed number. Notices to change or terminate investments by automatic charge will be effective as soon as practicable after they are received by the agent bank.	Checks for monthly investments will be presented for payment on approximately the 18th day of each month. Investments will be credited and interest will begin to accrue on the first business day following posting of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. You may redeem your investment five business days from the day the investment is posted.

AUTOMATIC SOCIAL SECURITY DEPOSIT
This investment option is used to deposit your entire social security payment.	Contact your local social security office or other payor organization for the required form. Complete the form and return it to the agent bank. You may terminate the agent bank’s authority to receive your social security or other payments at any time by providing notice in writing to the issuer of your social security payments and to the agent bank.	Automatic investments will be credited, and interest will begin to accrue according to the provisions for checks or wire transfers above, as applicable.

How to Redeem

          Generally, you may redeem all or any part of your Notes without charges or penalties as more fully described below. However, you may redeem your entire investment in the Cat Financial PowerInvestment Notes only by use of the Written Redemption option as described on page 13 of this Prospectus. In such event, the principal amount of your Notes, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written Redemption. Requests for redemption should not be made to us or Caterpillar or its subsidiaries. If the amount to be redeemed represents (a) an investment made by check, the redemption request will not be honored until after seven business days from the receipt of such investment check or such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee, (b) an investment made by automatic withdrawal from a bank account, the redemption request will not be honored until after five business days from the posting of such investment by the agent bank or, (c) such shorter time as may be determined from time to time by the Cat Financial PowerInvestment Committee.

          If you need more immediate access to your funds you may avoid this delay by investing in the Notes through one of the other available means of investment. If you are redeeming your entire investment in Cat Financial PowerInvestment Notes you will receive all accrued and unpaid interest.

          Redemption checks will only be sent to the registered owner of the Notes at the address of record. For further information on redeeming investments in Cat Financial PowerInvestment Notes call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or write to:

          Cat Financial PowerInvestment, P.O. Box 75956, Chicago, Illinois 60675-5956.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

CHECK WRITING
You will be provided with a supply of redemption checks free of charge. For your protection, we will accept for redemption only Cat Financial PowerInvestment checks. You may make redemption checks payable to the order of anyone in the amount of $250 or more.
We will not honor checks written for less than $250 and will return them to the presenter. In addition to having the check returned, we will charge a $10 fee that will be debited directly from your investment balance. The payee of a redemption check may cash or deposit the check like any personal check drawn on a bank. If the amount of a redemption check is greater than your investment balance, the check will not be honored and will be returned to the presenter by the agent bank. See “Fees” for a discussion of certain fees in connection with the check redemption option.	If you own the Notes jointly with another person, you may choose to have one or both signatures required on the redemption checks. You may order additional redemption checks by using the reorder form in your current checkbooks. We will send redemption checks only to the registered owner(s) of the Notes and only to the address of record. Your election of the check writing option does not create a checking or other bank account or a depositor or banking relationship with the agent bank or us.	Redemption will be made on the date the redemption check is presented to the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day the redemption check is presented for payment.

WRITTEN REDEMPTION
You may redeem investments in the Notes at any time by requesting redemption in writing sent to: Cat Financial PowerInvestment, P.O. Box 75956, Chicago, Illinois 60675-5956. If you own the Notes jointly with another person, all owners must sign the redemption request. Redemptions will be paid to you by check, in the amount of $250 or more, or the investment balance of your Notes, whichever is less.	Written redemption is automatically available to you and does not require any selection on the application.
	We will send a check only to the registered address of the investor designated in the application.	The agent bank will mail you a check representing the redemption proceeds no later than the next business day following receipt of the request in proper form, and interest will accrue to, but not including, such next business day.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

TELEPHONE REDEMPTION
By use of the telephone redemption option, you authorize the agent bank to act on telephone instructions to have redemption proceeds paid by check or wire transfer. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephone redemption requests.

A $15 service fee will be debited directly from your investment balance in the Notes for any redemption proceeds paid by wire transfer	You must select the telephone redemption option on the application.
Requests for redemption may be made by calling 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Check redemptions will be sent only to the registered address designated on the application. Wire redemption instructions must indicate the investment number, the social security number or taxpayer identification number and the name of the registered owner submitting the wire redemption request.

The agent bank will wire redemption proceeds only to the U.S. bank account designated by you on the application.

	You may change the predesignated bank and bank account number only by making a written request to the agent bank with the signature of each registered owner (including joint owners) of the Notes. Neither the agent bank nor we will be responsible for delays in the fund wiring system. If the predesignated bank is not a member of the Federal Reserve System, there may be a delay in crediting your funds to the predesignated bank account.	If the redemption proceeds are paid by check, a check representing the redemption proceeds will be mailed to the registered investment address, by the end of the next business day following receipt of the redemption request and interest will accrue to, but not including, the day of your request. If the redemption proceeds are paid by wire transfer, the day and time at which your wire transfer will be received at your bank will vary based on the time of day complete transfer instructions are received by the agent bank. Interest will accrue to, but not including, the day of your request.

The minimum amount that may be redeemed by telephone redemption is $250 for checks and $1,000 for wire transfers.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

AUTOMATIC REDEMPTION
By specifying automatic redemption on the application you may elect to redeem a specified part of the Notes on a monthly or quarterly basis.
You are eligible for this redemption option only if your investment balance in the Notes is in excess of $10,000 (and will remain so after redemption).
Each redemption must be for a minimum amount of $250.	You must select the automatic redemption feature on the application.	Redemption will be on or about the 16th day of each month. A check payable in the amount specified in the application will be sent to the address specified on your application. Interest will accrue to, but not including, the day of redemption.

Fees

          There are no maintenance fees with respect to your investment in Notes nor are there charges for checks or check redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by wire transfer. You may also incur a charge in obtaining any applicable signature guarantee. Fees for checks returned due to insufficient funds, stop payment requests, wire redemption and other special services will be debited directly from your investment balance in the Notes. A $10 service fee will be debited directly from your investment balance in the Notes for any checks written for less than $250.

Investor Statements

          The agent bank will send a statement to you on approximately the 15th of every month showing a summary of all the transactions made in the Notes during the previous month, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. In addition, redemption checks on which payment has been made will be returned monthly to you; the check number and amount of each such check will be indicated on the monthly investment statement. This procedure is subject to change at the discretion of the Cat Financial PowerInvestment Committee.

          You can obtain current information about the Notes by calling us toll-free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by writing to us at:

Cat Financial PowerInvestment

P.O. Box 75956, Chicago, Illinois 60675-5956.

          We will only furnish information to you if you have specified the name, address, PowerInvestment number, and social security or taxpayer identification number of the registered owner of the Notes.

Taxes

          The following is a general summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States for Federal income tax purposes. You should consult your own tax advisors concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

          The Cat Financial PowerInvestment Notes are not qualified under Section 401(a) of the Internal Revenue Code, as amended. All interest credited to your Notes in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Backup withholding may apply to you if you fail to comply with applicable tax identification requirements. Interest credited to the Notes also may be subject to state and local income taxes.

Cat Financial PowerInvestment Committee

          The Cat Financial PowerInvestment Committee has the full power and authority to:

•	amend the Cat Financial PowerInvestment Plan and the Notes offering to the extent described below under “Termination, Suspension or Modification”;

•	interpret the provisions of the Plan;

•	adopt rules and regulations in connection therewith;

•	redeem any investments in the Notes that the Cat Financial PowerInvestment Committee determines are not consistent with the objectives of the Cat Financial PowerInvestment Plan.

•	make certain determinations in accordance with the Cat Financial PowerInvestment Plan, including setting the rates of interest to be paid on the Notes.

          The Cat Financial PowerInvestment Committee shall consist of at least three persons designated from time to time by our Board of Directors. The Board of Directors initially designated the Committee to consist of the persons elected from time to time as the President, the Executive Vice President and the Treasurer of the Company. To date, persons holding those positions continue to constitute the Committee although the Board of Directors may change this at any time. Our President may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. As provided in the Cat Financial PowerInvestment Plan, the Committee has delegated its authority to determine the interest rate on the Notes to the appropriate Funding Manager in the Treasury Department of Caterpillar Financial Services. The address of each member of the Cat Financial PowerInvestment Committee is 2120 West End Avenue, Nashville, Tennessee 37203-0001. The members of the Cat Financial PowerInvestment Committee receive no additional compensation for their Committee services.

          The members of the Committee may from time to time have potential conflicts of interest from the point of view of investors in the Notes. All members of the Committee to date have been, and are expected in the future to be, employees or directors of Caterpillar Financial Services, Caterpillar Inc. or one of their subsidiaries. All of the money you invest will be invested in the Notes, which are securities of Caterpillar Financial Services. Consequently, the members of the Committee may make decisions that investors do not believe to be in their best interest.

          Under the Plan, no member of the Committee or a director, officer or employee of Caterpillar Financial Services, Caterpillar or any of their subsidiaries will be liable for any action or failure to act under or in connection with the Plan, except for his or her own bad faith. Caterpillar Financial Services will indemnify and hold any such person harmless from all loss or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, or proceeding, except a judgment in favor of Caterpillar Financial Services based upon a finding of his or her bad faith.

AGENT BANK

          The Northern Trust Company is the agent bank for the Notes. Northern Trust’s services include:

•	maintenance of records of investments in the Notes by the investor;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	transaction processing and accounting;

•	preparation of investment statements and other correspondence to investors;

•	investor servicing;

•	maintenance of records of the investment balance in the Notes, accrual of interest, and payment and reinvestment of interest and;

•	tax reporting and filing with the proper authorities.

          We pay the agent bank an administrative fee for these services.

DESCRIPTION OF THE NOTES

          As required by Federal law for all publicly-offered notes of companies, the Notes are governed by a document called the indenture. The indenture is a contract, dated as of July 15, 1991, as supplemented by supplemental indentures, between us and U.S. Bank National Association (as successor to the former trustee), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “Events of Default and Notices.” Second, the trustee may perform certain administrative duties for us.

          The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

          This section summarizes all the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are incorporated by reference here.

General

          The Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our unsecured debt obligations and are not obligations of or guaranteed by Caterpillar, the agent bank or any other company. Caterpillar Financial Services does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at your option in the manner described in this prospectus.

          Following an initial investment, investors may make additional investments and redemptions from time to time as described in this prospectus. As a result, the outstanding principal amount of the Notes will increase and decrease from time to time. For purposes of determining the aggregate amount of registered but unissued notes under the Registration Statement relating to the Notes, each investment is an issuance of Notes, reducing the capacity of registered but unissued Notes by a corresponding amount. The daily amount and rate of redemptions are affected by many factors, including but not limited to, the rates we offer on the Notes from time to time, the wide variety of alternative investment options in the market that are available to our investors and seasonal increases in redemptions and investments.

          In the event that investors seek to redeem a large dollar amount of Notes over a short period of time, although there can be no assurance, we believe that we will have sufficient funds available to meet our commitments under the Notes. Liquidity management is both a daily and long-term component of our management strategy. In the event that we require funds beyond our ability to generate them internally, additional sources of funds are available to us and to Caterpillar Inc. our parent company, through various lines of credit. In addition, we may access funds, if necessary, through variable amount lending arrangements with Caterpillar Inc. We have also entered into a Support Agreement, with Caterpillar Inc., as described below. For more information, see the discussion of our capital resources and liquidity in our Forms 10-K and 10-Q that have been filed with the SEC and are incorporated by reference into this prospectus.

          The Notes are unsecured and will rank equally and ratably with all of our other unsecured and non-subordinated debt of Caterpillar Financial, of which $20.1 billion was outstanding at June 30, 2005. The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

          The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. All funds you invest in Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

We May Redeem The Notes At Our Option

          We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the trustee. (section 301) In addition, as discussed above, as provided in the Cat Financial PowerInvestment Plan, we may also redeem, at any time at our option, the Notes of any investor who we determine in our sole judgment and discretion is abusing or misusing the investment or redemption provisions applicable to the Notes or whose investments are otherwise inconsistent with the objectives of the Cat Financial PowerInvestment Plan.

          Because of the relatively high cost of maintaining small investments, we reserve the right to redeem your investment if the investment balance is less than the minimum required investment balance of $250 for three consecutive months. If you first invest through a Caterpillar-Peoria payroll or pension system deduction, the minimum required initial investment is only $50 each month until the minimum required investment balance of $250 is attained. Thereafter, $250 minimum investment balance must be maintained and additional investments may be in any amount of $50 or more. We will redeem the principal amount of your Notes, together with accrued and unpaid interest, and mail the proceeds to your registered address. You will be notified if your Notes will be redeemed and you will be permitted 30 days within which to make additional investments to increase your investment balance to the applicable minimum required investment before your investment is redeemed. (section 304)

          We also may redeem the principal amount of your Notes, together with accrued and unpaid interest thereon, if you are not eligible to invest in the Notes. (section 305)

          We generally will give you 30 days prior written notice if your Notes are to be redeemed in whole or in part. The full or partial Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid to you by check. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption. (sections 302 and 303) In the circumstances described above in which we have determined to redeem a particular investor’s Notes, we will notify the investor of our intention to redeem in full the Notes on the third Business Day following the date of our notice. A final redemption check (less a service fee) will be sent to the investor in an amount equal to the principal amount of the redeemed Notes, including accrued and unpaid interest.

Support Agreement

          We have a support agreement with Caterpillar that provides, among other things, that Caterpillar will:

•	remain, directly or indirectly, our sole owner,

•	ensure that we will maintain a tangible net worth of at least $20 million,

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business, and

•	ensure that we maintain a ratio of earnings and interest expense (as defined in the Support Agreement) to interest expense of not less than 1.15 to 1.

          Caterpillar’s obligations under the support agreement are to us only and are not directly enforceable by any of our creditors nor do they constitute a guarantee by Caterpillar of the payment of any of our debts or other obligations, including the Notes. If Caterpillar breaches its obligations to remain our owner or ensure that we maintain a tangible net worth of at least $20 million, any person or corporation who has lent us money may demand that we enforce our rights under the support agreement. If we fail or refuse to enforce our rights, any of our lenders may proceed against us to enforce our rights.

          The indenture provides regarding the support agreement that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement,

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all of its covenants or agreements contained in the support agreement, and

•	will not waive compliance under, amend in any material respect, or terminate the support agreement. The support agreement may be amended, however, if the amendment would not have a material adverse effect on the holders of any outstanding Notes or if the holders of at least 66 2/3% in principal amount of the outstanding Notes that are affected by the amendment waive compliance with these provisions as they relate to the proposed amendment. (section 1004)

Restrictions on Liens and Encumbrances

          We have agreed in the indenture that we will not create, assume or guarantee any secured debt unless we have made effective provisions to secure the Notes (and, if we determine, any other indebtedness of or guaranteed by us), equally and ratably with such secured debt. The term “secured debt” shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

•	certain mortgages, pledges, liens, security interest or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us,

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time it is acquired, whether or not assumed by us,

•	mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time the corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us,

•	mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items, or

•	any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

          Notwithstanding the above, under the indenture we may, without securing the Notes, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect to these restrictions, the aggregate amount of all outstanding secured debt (not including secured debt permitted under the foregoing exceptions) does not exceed 5% of our “consolidated net tangible assets.” (sections 101 and 1005)

          The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property, substantially as an entirety, to another corporation if as a result any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless we have made effective provisions to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

          For purposes of the indenture, the term “consolidated net tangible assets” shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term “subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (section 101)

The Trustee

          The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

          U.S. Bank National Association (as successor to the former trustee), the trustee under the indenture, maintains a banking relationship with Caterpillar and us.

Events of Default and Notices

          The following events are defined in the indenture as “events of default” with respect to the Notes:

•	failure to pay any or all the principal of or interest on any Note when due, provided that the trustee may determine that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of an administrative error;

•	default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under “Certain Restrictions — Support Agreement;”

•	failure to perform any of our other covenants in the indenture, which continues for 60 days after we are given written notice by either the trustee or the holders of at least 25% in principal amount of the Notes outstanding and affected thereby;

•	Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•	our default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 (including a default with respect to debt securities other than the Notes), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding Notes;

•	certain events in bankruptcy, insolvency or reorganization of us; and

•	certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of our assets of or any of our subsidiaries. (section 501)

          If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences. (section 502)

          The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term “default” means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes. (section 602)

          We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default. (section 1006)

          The holders of a majority in principal amount of the outstanding Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults. (sections 512 and 513)

          The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request. (section 603)

Modification of the Indenture

          We and the trustee may modify or amend the indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

•	change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

•	impair the right to institute a suit for the enforcement of any payment on or with respect to any Note;

•	reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults. (section 902)

TERMINATION, SUSPENSION OR

MODIFICATION

          We expect that you will be able to invest in the Notes for the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Plan and the Notes offering in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new investments in the Notes. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under “How to Invest” and “How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem Notes together with accrued and unpaid interest in accordance with the terms in effect prior to the effective date of such termination, modification or suspension. No such termination or modification of the Plan or suspension or any provision in the Plan may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

RIGHTS MAY NOT BE ASSIGNED,

TRANSFERRED OR PLEDGED

          Except for redemptions, and except for the right to debit amounts credited in error to investment balances, there is no provision in the Plan, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your investment balance in the Notes. You may not assign, transfer or pledge rights under the Notes, except upon redemption.

PLAN OF DISTRIBUTION

          We are offering the Notes on a continuing basis through Caterpillar Securities Inc. (“CSI”), a wholly-owned subsidiary of Caterpillar Investment Management Ltd. No commissions will be paid to CSI for any sales resulting from its efforts although we will pay CSI an administrative fee for its services. We are offering the Notes pursuant to the provisions of the Bylaws of the National Association of Securities Dealers, Inc. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

VALIDITY OF NOTES

          The validity of the Notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California, 94105, our counsel.

EXPERTS

          The financial statements incorporated in this Prospectus by reference to Caterpillar Financial Services Corporation’s Current Report on Form 8-K dated June 2, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Caterpillar Financial Services Corporation for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We filed a registration statement on Form S-3 related to the Notes with the Securities and Exchange Commission (the “SEC”). This prospectus is part of the registration statement, but the registration statement includes additional information. You will find additional information about us and the Notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC. You may read and copy any reports, statements or other information we and Caterpillar Inc. each file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings and Caterpillar’s filings are also available to the public on the SEC Internet site (http://www.sec.gov). You may also read any copy of these documents concerning us at the offices of the New York Stock Exchange and these documents concerning Caterpillar at the offices of the New York, Chicago or Pacific Stock Exchanges.

          The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005 and June 30, 2005, the Form 8-Ks dated January 27, 2005, April 20, 2005 and June 2, 2005, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

          As a recipient of this prospectus, you may request a copy of any document we incorporate by reference (without exhibits), at no cost, by writing or calling us at: 2120 West End Avenue, Nashville, Tennessee 37203, Attention: Treasurer, (615) 341-1000. You may also obtain a copy by accessing our website at www.catfinancial.com.

CAT FINANCIAL POWERINVESTMENT

P.O. Box 75956
Chicago, Illinois 60675-5956

For information regarding:

Rates and Other Information	1-800-233-2164

An additional Prospectus	1-800-233-2164
or download from:
www.catfinancialpowerinvestment.com

Cat Financial	See our website at
www.catfinancial.com or see “Where You Can Find More Information” on page 23 hereof.

DEDQ1200-01	Printed in the U.S.A.

CAT FINANCIAL
POWERINVESTMENTTM

Distributed by Caterpillar Securities Inc.

a registered broker-dealer.

Prospectus

October 20, 2005

Caterpillar Financial

Services Corporation

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following is an itemized statement of expenses of Caterpillar Financial in connection with the issue of the Notes:

Registration Fee	$50,680

Fees and expenses of Agent	$400,000

Fees and expenses of Trustee	$4,000

Printing expenses	$10,000

Accountants’ fees and expenses	$5,000

Counsel fees and expenses	$20,000

Miscellaneous	$10,000

Total	$499,680

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware Corporation law authorizes indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

      Insurance carried by Caterpillar Inc. provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar Inc. or Caterpillar Financial may be required or permitted to pay as indemnities to Caterpillar Financial’s Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of Caterpillar Financial may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

      The Cat Financial PowerInvestment Plan provides for the indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

Item 16.	Exhibits.

Exhibit
Number	Exhibit

4.1	Cat Financial PowerInvestment Plan dated as of October 1, 2005.*
4.2	Form of Indenture (incorporated by reference to Exhibit 4.1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.3	First Supplemental Indenture, dated as of October 1, 2005, to Indenture dated as of July 15, 1991.
4.4	Support Agreement, dated as of December 21, 1984, between Caterpillar Financial and Caterpillar (incorporated by reference to Exhibit 4.2 to Caterpillar Financial’s Form 10, as amended, Commission File No. 0-13295).
5	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes.*
12	Computation of Ratio of Profit to Fixed Charges of Caterpillar Financial (incorporated by reference to Caterpillar Financial’s Form 10-K for the period ended December 31, 2004 and Form 10-Q for the three months ended June 30, 2005).
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24	Powers of Attorney of Directors and Officers of Caterpillar Financial.*
25	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association.*

* Previously filed.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 in the registration statement above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act or 1939.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Caterpillar Financial certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 20th day of October, 2005.

CATERPILLAR FINANCIAL SERVICES CORPORATION
(Registrant)

By:	/s/ MICHAEL G. SPOSATO

Name: Michael G. Sposato

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been duly signed below by the following persons in the capacities indicated on the 20th day of October, 2005.

Signature		Title

/s/ KENT M. ADAMS* Kent M. Adams		President, Director and Principal Executive Officer

/s/ STEVEN H. WUNNING Steven H. Wunning		Director

/s/ STEVEN R. ELSESSER* Steven R. Elsesser		Controller and Principal Accounting Officer

/s/ EDWARD J. SCOTT* Edward J. Scott		Principal Financial Officer and Executive Vice President

By:	/s/ MICHAEL G. SPOSATO Attorney-in-Fact

*	Note: Power of Attorney appointing Kent M. Adams, Steven H. Wunning, Steven R. Elsesser, Edward J. Scott and Michael G. Sposato, or any of them acting singly, to execute any and all amendments to this Registration Statement on behalf of the above named individuals have been previously filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Cat Financial Power Investment Plan dated as of October 1, 2005.*
4.2	Form of Indenture, dated as of July 15, 1991, between Caterpillar Financial and U.S. Bank National Association (as successor to the former trustee), as Trustee (incorporated by reference to Exhibit 4.1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.3	First Supplemental Indenture dated as of October 1, 2005 to Indenture dated as of July 15, 1991.
4.4	Support Agreement, dated as of December 21, 1984, between Caterpillar Financial and Caterpillar (incorporated by reference from Exhibit 4.2 to Caterpillar Financial’s Form 10, as amended. Commission File No. 0-13295).
5	Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes.*
12	Computation of Ratios of Profit to Fixed Charges of Caterpillar Financial (incorporated by reference to Caterpillar Financial’s Form 10-K for the period ended December 31, 2004 and Form 10-Q for the three months ended June 30, 2005).
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.*
24	Powers of Attorney of Directors and Officers of Caterpillar Financial.*
25	Form T-1 Statement of Eligibility and Qualification of U.S. Bank National Association.*

* Previously filed.